UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Sections 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event
reported): October 16, 2007
GRAPHIC PACKAGING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13182 (Commission File Number)	58-2205241 (I.R.S. Employer Identification No.)
814 Livingston Court
Marietta, Georgia 30067
(Address of principal executive offices)
(Zip Code)
(770) 644-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.
     This filing amends the Current Report on Form 8-K filed by Graphic Packaging Corporation on October 17, 2007 (the “Form 8-K).
     On October 17, 2007, Graphic Packaging Corporation filed the Form 8-K disclosing that Graphic Packaging International Holding Sweden AB (the “Seller”), an indirect, wholly-owned subsidiary of Graphic Packaging Corporation , had entered into a Sale and Purchase Agreement with Lagrummet December nr 1031 Aktiebolag, a company organized under the laws of Sweden that will be renamed Fiskeby International Holding AB (the “Purchaser”) and simultaneously completed the transactions contemplated by such agreement. Pursuant to such Purchase and Sale Agreement, the Purchaser acquired all of the outstanding shares of Graphic Packaging International Sweden AB (the “Company”). In the Form 8-K, Graphic Packaging Corporation disclosed that it would recognize a loss related to the assets and business of approximately $25 million, but that it was in the process of determining how much of such loss is attributable to impairment of the Company’s assets and business. Graphic Packaging Corporation determined on October 23, 2007 that based on updated forecasts of the Company’s future cash flows that take into account higher estimated costs for fiber and electricity, the amount of the impairment charge is $25.2 million. Graphic Packaging Corporation is currently evaluating whether any goodwill is allocable to the Company and should also be impaired.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GRAPHIC PACKAGING CORPORATION
(Registrant)

Date: October 26, 2007	By:	/s/ Daniel J. Blount
Daniel J. Blount
Senior Vice President, and Chief Financial Officer